UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 21, 2006
CITADEL BROADCASTING CORPORATION (Exact name of registrant as specified in its charter)
DELAWARE (State or other jurisdiction of incorporation)	001-31740 (Commission File Number)	51-0405729 (IRS Employer Identification No.)
City Center West, Suite 400 7201 West Lake Mead Blvd. Las Vegas, Nevada 89128 (Address of Principal executive offices, including Zip Code)
(702) 804-5200 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation.

On February 21, 2006, Citadel Broadcasting Corporation (the "Company") received a letter (the "Letter") from an attorney claiming to represent holders of approximately 31% of the principal amount of the Company's 1.875% Convertible Subordinated Notes due 2011 (the "Notes"). The Letter purported to be a Notice of Default under the Indenture dated February 18, 2004, between the Company and The Bank of New York as Trustee (the "Indenture").

The Letter alleges that events of default have arisen and continue to arise from the Merger Agreement, dated February 6, 2006, by and among The Walt Disney Company ("TWDC"), ABC Chicago FM Radio, Inc., Alphabet Acquisition Corp. and the Company (the "Merger Agreement"). Specifically, the Letter alleges that certain transactions and agreements contemplated by the Merger Agreement will or do constitute a "Fundamental Change" under the Indenture. The Letter also alleges that the Company has repudiated its obligations under the Indenture and that such repudiation constitutes an event of default under the Indenture. The Letter includes a demand that the Company cure immediately the purported events of default referenced therein.

The Company does not believe that any of the transactions or agreements contemplated by the Merger Agreement will or do constitute a "Fundamental Change" under the Indenture. In the event of a "Fundamental Change," subject to the terms and conditions of the Indenture, holders of Notes would have the right to require the Company to repurchase all or a portion of such holder's Notes at a repurchase price of 100% of the principal amount of such Notes plus accrued interest. In addition, the Company does not believe that any "Event of Default," as defined in the Indenture, has occurred. If any of the events described in the Letter were to be an "Event of Default" and were to be continuing, subject to the terms and conditions of the Indenture, the Trustee or holders of at least 25% in aggregate principal amount of the outstanding Notes could declare the principal of and accrued interest on all Notes to be due and payable, and there could be an event of default under the Credit Agreement ("Credit Agreement") dated August 17, 2004, among the Company, Citadel Broadcasting Company, JPMorgan Chase Bank as Administrative Agent and certain other agents and lenders. The Company intends to vigorously defend itself against the claims in the Letter.

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FORWARD-LOOKING STATEMENTS. This report contains, in addition to statements of historical fact, certain forward-looking statements. These forward-looking statements relate to, among other things, the proposed merger and the combined company and involve risks and uncertainties. Actual results could differ from those currently anticipated due to a number of factors. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. There can be no assurance as to the timing of the closing of the Merger, or whether the Merger will close at all. Factors that could cause the Merger to be delayed or to fail to close at all include: the failure to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure to receive required tax rulings or tax opinions; and a material adverse change in the business, assets, financial condition or results of operations of the Company or TWDC. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the Securities and Exchange Commission by the Company at www.citadelbroadcasting.com and by TWDC at http://corporate.disney.go.com/investors. Neither the Company nor TWDC assumes any responsibility to update any forward-looking statements as a result of new information or future developments except as expressly required by law.

ADDITIONAL INFORMATION AND WHERE TO FIND IT. The Company has previously filed the Merger Agreement and the related Support Agreement with the Securities and Exchange Commission as Exhibits 2.1 and 10.1 to the Current Report on Form 8-K filed February 10, 2006. The Company has previously filed the Indenture with the Securities and Exchange Commission as Exhibit 4.2 to the Company's annual report for the year ended December 31, 2003 on Form 10-K. The Company has previously filed the Credit Agreement with the Securities and Exchange Commission as Exhibit 10.1 to the Company's quarterly report for the quarterly period ended September 30, 2004 on Form 10-Q. In connection with the Company's proposed business combination with a subsidiary of TWDC, the Company intends to file relevant materials with the SEC, including a registration statement on Form S-4 that will contain a prospectus and an information statement. Investors and security holders are urged to read these when they become available because they will contain important information about the Company, certain subsidiaries of TWDC and the combination. The information statement, prospectus and other relevant materials (when they become available) , and any other documents filed by the Company or TWDC with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by contacting the Company by directing a written request to: Citadel Broadcasting Corporation, City Center West, Suite 400, 7201 West Lake Mead Blvd., Las Vegas, Nevada 89128, Attention: Investor Relations. Investors and security holders are urged to read the information statement, prospectus and the other relevant materials when they become available before making any investment decision with respect to the combination.

NO OFFER OR SOLICITATION. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, not shall there by any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL BROADCASTING CORPORATION

Date: February 27, 2006	By:	/s/ Patricia Stratford

Name: Patricia Stratford
Title: Acting Chief Financial Officer